Exhibit 10.10
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of February 24, 2022 (the “Effective Date”), by and between CLPF ONE MARINA PARK DRIVE LLC (successor-in-interest to Fallon Cornerstone One MPD LLC), a Delaware limited liability company (“Landlord”), and AKEBIA THERAPEUTICS, INC. (successor-in-interest to Keryx Biopharmaceuticals, Inc.), a Delaware corporation (“Tenant”) for certain premises located in the building at One Marina Park Drive, Boston, Massachusetts (the “Building”).
        RECITALS
A.    Landlord and Tenant are parties to that certain One Marina Park Drive Office Lease dated as of April 29, 2015, as affected by that certain Assignment and Assumption Agreement of even date herewith (the “Lease”), for certain premises consisting of approximately 27,323 rentable square feet (the “Premises”) on the entire twelfth (12th) floor of the Building.
B.    Landlord and Tenant wish to enter into this First Amendment to (i) extend the term of the Lease, and (ii) amend certain other terms and conditions of the Lease as hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Capitalized Terms. All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the meanings ascribed to them in the Lease, and all references herein or in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this First Amendment.
2.Extension of Term. The Term of the Lease, which but for this First Amendment is scheduled to expire on February 28, 2023, is hereby extended for an additional period (the “Extension Term”) of eight (8) years and five (5) months, commencing on March 1, 2023 (the “Extension Term Commencement Date”) and expiring on July 31, 2031 (the “Extension Term Expiration Date”). The Extension Term shall be upon all of the terms and conditions of the Lease, except as otherwise expressly modified or amended by this First Amendment and except that (i) the Allowance shall not be applicable to (or payable by Landlord) with respect to the Extension Term, and (ii) during the Extension Term, the new rentable square footage of the Premises is amended to be 27,924 rentable square feet. As of the Effective Date, “Term” or “Term of this Lease”, as used in the Lease, shall be deemed to refer to the Term of the Lease, as herein extended for the Extension Term.
3.Monthly Base Rent. Commencing on August 1, 2023 (the “Extension Term Rent Commencement Date”) and thereafter during the Extension Term, Tenant shall pay Monthly Base Rent in accordance with the following schedule:

Time Period	Annual Base Rent Per Square Foot	Annual Base Rent	Monthly Base Rent
August 1, 2023 – July 31, 2024	$86.00	$2,401,464.00	$200,122.00
August 1, 2024 – July 31, 2025	$87.72	$2,449,493.28	$204,124.44
August 1, 2025 – July 31, 2026	$89.47	$2,498,483.15	$208,206.93
August 1, 2026 – July 31, 2027	$91.26	$2,548,452.81	$212,371.07
August 1, 2027 – July 31, 2028	$93.09	$2,599,421.86	$216,618.49
August 1, 2028 – July 31, 2029	$94.95	$2,651,410.30	$220,950.86
August 1, 2029 – July 31, 2030	$96.85	$2,704,438.51	$225,369.88
August 1, 2030 – July 31, 2031	$98.79	$2,758,527.28	$229,877.27

4.Additional Rent; Utilities.
(a)    During the Extension Term, Tenant shall continue to pay Additional Rent and other charges, including the Escalation Increase except that effective as of the Extension Term Commencement Date, (i) the “Base Year” for the Extension Term shall be amended to the calendar year 2023 for Operating Expenses and fiscal year 2024 for Taxes, and (ii) the Tenant’s Pro Rata Share is hereby amended to 5.929% (27,924/470,949).
    (b)    Tenant shall continue to pay for all utilities serving the Premises which are separately metered and not otherwise provided by Landlord under the Lease, pursuant to Sections 7(D) and 7(E) of the Lease.
5.Condition of Premises; Extension Term Improvements. Tenant is in possession of the Premises and has accepted the Premises in their as-is condition without any obligation on Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto, or to provide any construction or other allowances as set forth in the Lease. Notwithstanding the foregoing, Landlord hereby agrees to provide Tenant an allowance not to exceed One Million Nine Hundred Fifty-Four Thousand Six Hundred Eighty and 00/100 Dollars ($1,954,680.00) (which is equal to $70.00 per rentable square foot of the Premises) (the

“Extension Term Allowance”) in connection with the Extension Term Improvements (as hereinafter defined) as more specifically described in the work letter and specifications attached hereto as Exhibit A (the “Work Letter”). Tenant acknowledges and agrees that Landlord shall have no obligation to pay or fund any unfunded portion of the Extension Term Allowance in the event that the Extension Term Allowance has not been requisitioned by Tenant within eighteen (18) months following the Extension Term Commencement Date (the “Reimbursement Deadline”), subject to a day for day extension of such Reimbursement Deadline if Tenant’s performance of the Extension Term Improvements is actually delayed due to a construction moratorium imposed after the Extension Term Commencement Date by any governmental authority having jurisdiction over the Building. If Tenant fails to properly requisition the full Extension Term Allowance on or before the Reimbursement Deadline, Tenant shall be deemed to have waived any right to the balance thereof.
6.Option to Extend. Landlord and Tenant hereby agree that Tenant shall continue to have its option to extend the Term for one (1) period of five (5) years as set forth in Exhibit F of the Lease, except that subsection (a)(i) of Exhibit F of the Lease is hereby amended to require that Tenant shall give Tenant’s Notice to Extend to exercise the Extension Option no later than twelve (12) months prior to the Extension Term Expiration Date.
7.Security Deposit.
(a)    Landlord is currently holding a Security Deposit in the amount of Three Hundred Ninety-Four Thousand Four Hundred Seventy-Five and 82/100 Dollars ($394,475.82) (the “Existing Letter of Credit”). Not later than thirty (30) days after Tenant’s execution of this First Amendment, Tenant shall deliver to Landlord either (i) an amendment to the Existing Letter of Credit, or (ii) a substitute Letter of Credit, in either case, to increase the face amount of the Letter of Credit required under the Lease to One Million and 00/100 Dollars ($1,000,000.00) (the “Increased Letter of Credit Amount”), and which shall comply with and be held subject to and in compliance with all of the requirements of Article 23 of the Lease. Provided and on the condition that no event of default has occurred at any time on or before the applicable review dates set forth below (each an “Applicable Review Date”), the amount of the Security Deposit shall be reduced to the amount set forth below corresponding to the Applicable Review Date:

APPLICABLE REVIEW DATE	NEW REDUCED AMOUNT
August 1, 2026	$800,488.00
August 1, 2027	$600,366.00
Within ten (10) business days after Landlord receives a written request from Tenant for reduction of the Letter of Credit pursuant to this Section 7, Landlord shall confirm to Tenant in writing whether the conditions for such reduction have been satisfied as of the Applicable Review Date and, if such conditions have been satisfied and there is no default of Tenant then in existence, Tenant thereafter shall provide Landlord with an amendment to the Existing Letter of Credit or a substitute Letter of Credit, as applicable, meeting all of the requirements of Article 23 of the Lease, to accomplish such authorized reduction of the Letter of Credit, and, in the case of a substitute Letter of Credit, Landlord shall surrender the prior Letter of Credit within five (5) business days of Landlord’s receipt of the substitute Letter of Credit in compliance with such requirements. In no event shall any Letter of Credit have automatic reduction provisions.
    (b)    The third (3rd) paragraph of Section 23(f) of the Lease is hereby deleted in its entirety.

8.Broker Indemnity. Each party represents and warrants to the other party that it has not dealt with any broker in connection with this First Amendment other than CBRE and Jones Lang LaSalle Incorporated (the “Broker”), and insofar as such party knows, no other broker(s) negotiated this First Amendment or is entitled to any commission in connection herewith. Each party covenants and agrees to defend, with counsel approved by the other party, indemnify and save the other party harmless from and against any and all cost, expense or liability for any compensation, commission or charges claimed by any broker other than the Broker, or agent or finder who dealt with such party. Landlord shall be responsible for paying any commission due to the Broker in connection with this First Amendment, pursuant to a separate agreement.
9.Ratification. Except as expressly modified by this First Amendment, the Lease shall remain in full force and effect, and as further modified by this First Amendment, is expressly ratified and confirmed by the parties hereto. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.
10.Governing Law; Interpretation and Partial Invalidity. This First Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this First Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this First Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this First Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and are not to be considered in construing this First Amendment. This First Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this First Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.
11.Counterparts and Authority. This First Amendment may be executed in multiple counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this First Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, or caused this First Amendment to be signed by their proper officers the day and year first above written.
LANDLORD:

CLPF ONE MARINA PARK DRIVE LLC,
a Delaware limited liability company

By:    CLPF-MA REIT, LLC,
    a Delaware limited liability company,
    its Sole Member

    By:    CLPF-Holdings, LLC,
        a Delaware limited liability company,
        its General Partner

        By:    Clarion Lion Properties Fund Holdings REIT, LLC,
            a Delaware limited liability company,
            its Sole Member

            By:    Clarion Lion Properties Fund, LP,
                a Delaware limited partnership,
                its Managing Member

                By:    Clarion Partners LPF GP, LLC,
                    a Delaware limited liability company,
                    its General Partner

                    By:    Clarion Partners, LLC,
                        a New York limited liability company,
                        its Sole Member

                    By:    /s/ Brian Collins
                    Name:    Brian Collins
                    Title:    Authorized Signatory

TENANT:
AKEBIA THERAPEUTICS, INC., a Delaware corporation

By: /s/ David A. Spellman
Name:     David A. Spellman
Title:     Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT A
WORK LETTER

1.
a.Tenant shall, at Tenant’s expense, submit to Landlord conceptual or schematic plans (“Tenant’s Preliminary Plans”) depicting Tenant’s proposed improvements to the Premises (the “Extension Term Improvements”). Landlord shall not unreasonably withhold, delay or condition its approval of Tenant’s Preliminary Plans. Within five (5) business days of receipt of Tenant’s Preliminary Plans, Landlord shall approve Tenant’s Preliminary Plans or designate by written notice to Tenant the specific changes required to be made to Tenant’s Preliminary Plans, which Tenant shall make within five (5 business days of receipt. This process shall be repeated until Tenant’s Preliminary Plans are finally approved by Landlord.
b.Upon Landlord’s approval of Tenant’s Preliminary Plans, Tenant shall, at Tenant's expense, submit to Landlord final and complete dimensioned and detailed plans and drawings of partition layouts (including openings), ceiling and lighting layouts, colors, mechanical and electrical circuitry plans and any and all other information as may be reasonably necessary to complete the Extension Term Improvements in accordance with this Exhibit A and that are a logical evolution of the Tenant’s Preliminary Plans approved by Landlord (such plans are collectively referred to herein as “Tenant’s Extension Term Plans”). The partition layout, and ceiling and lighting layout plans shall be l‘0” = 1/8” scale. Tenant shall submit Tenant’s Extension Term Plans and any other plans required by this Exhibit A to Landlord in form, quality and quantity acceptable for the purposes of filing for a building permit with the Inspectional Services Department of the City of Boston (“ISD”), and such plans shall be signed and sealed by an architect licensed in the Commonwealth of Massachusetts.
c.Landlord shall not unreasonably withhold, delay or condition its approval of Tenant’s Extension Term Plans. Within ten (10) business days of receipt of Tenant’s Extension Term Plans, Landlord shall approve Tenant’s Extension Term Plans or designate by written notice to Tenant the specific changes required to be made to Tenant’s Extension Term Plans, which Tenant shall make within ten (10) business days of receipt. This procedure shall be repeated until Tenant’s Extension Term Plans are finally approved by Landlord, except that the review and revision period for each of Landlord and Tenant, respectively, shall be five (5) business days after the foregoing initial 10-business day period for Landlord’s initial review of and Tenant’s initial revisions to Tenant’s Extension Term Plans.
d.[Intentionally omitted].
e.All plans, drawings and specifications with respect to the Premises required to be submitted by Tenant to Landlord shall comply with and conform to the Building plans filed with the ISD and the Office of Interior Standards 2009 (the receipt of which Tenant hereby acknowledges) and with all the rules, regulations and/or other requirements of any governmental department having jurisdiction over the construction of the Building and/or Premises. Tenant shall prepare drawings in accordance with preexisting conditions and field measurements.
f.Landlord’s review of Tenant’s Extension Term Plans is solely to protect the interests of Landlord in the Building and the Premises, and Landlord shall be neither the guarantor of, nor responsible for, the correctness or accuracy of Tenant’s Extension Term Plans, or the compliance of Tenant’s Extension Term Plans with applicable requirements of any governmental authority. Landlord’s review and approval of any submissions shall not be deemed to be an approval of the adequacy for any particular purpose or system capacity or the cost of the Extension Term Improvements.
g.In the event Landlord engages a third party engineer or consultant to review Tenant’s Extension Term Plans, Tenant shall reimburse Landlord for all actual, out-of-pocket costs incurred by Landlord in connection with such review pursuant to this Exhibit A, subject to the Extension Term Allowance; provided that no costs reimbursed hereunder shall be duplicative of costs reimbursed under the Lease.
2.
a.Tenant shall, at its expense (except for the Extension Term Allowance), in accordance with the terms and conditions of this Exhibit A, be responsible for the construction of Extension Term Improvements. The term “Substantial Completion” shall mean when Tenant has obtained a temporary or final certificate of occupancy from ISD with respect to the Premises as improved in accordance with the terms and conditions of this Exhibit A. After completion of Tenant’s Extension Term Plans, Tenant shall submit Tenant’s Extension Term Plans to the appropriate governmental body for a building permit. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in obtaining such permit, including, without limitation, executing any permit applications required by governmental authorities. Tenant shall deliver a copy of the building permit to Landlord prior to the commencement of construction of the Extension Term Improvements. Tenant shall not make any material changes to Tenant’s Extension Term Plans once finally approved by Landlord without Landlord’s consent.
b.Tenant shall select a contractor (the “Contractor”), subject to the approval of Landlord, which approval will not be unreasonably withheld, conditioned or delayed and shall be granted or denied within ten (10) days of request for such approval. With its request for approval of the Contractor, Tenant shall furnish to Landlord such information concerning the proposed Contractor’s background and experience as Landlord may reasonably require. A price for a construction contract based on Tenant’s Extension Term Plans shall be mutually agreed upon by Tenant and the Contractor. Tenant shall enter into an agreement with the Contractor to build the Extension Term Improvements, at Tenant’s sole cost, except for the Extension Term Allowance. The construction contract will provide for progress payments, no more frequently than once per calendar month, and each progress payment will be funded as follows: Landlord will fund the percentage of each progress payment equal to a fraction expressed as a percentage, the numerator of which is the Extension Term Allowance and the denominator of which is the total cost of the Extension Term Improvements; and Tenant will fund the remainder. Ten percent (10%) of each progress payment shall be retained by Landlord until Tenant delivers, or causes to be delivered, to Landlord a certificate of occupancy or certificate of completion, in form and substance reasonably satisfactory to Landlord, with respect to the Premises together with final and unconditional waivers of mechanic’s liens concerning the work for all labor and services performed and all material furnished in connection with the work, signed by the Contractor and all subcontractors, suppliers, and laborers involved in the work. Notwithstanding anything contained herein or in the Lease to the contrary, Landlord shall have no obligation to disburse any portion of the Extension Term Allowance during any period of time that Tenant is in default of its obligations under the Lease (continuing uncured following receipt of notice thereof from Landlord) and the expiration of any applicable cure period. If Landlord declines to fund any progress payment on the basis of a default and Tenant cures such default in accordance with the terms and provisions of the Lease, then, subject to the provisions set forth herein, Landlord shall fund such progress payment that was declined as provided herein.
c.If the cost of the design and construction of the Extension Term Improvements is less than the Extension Term Allowance, the difference shall be retained by

Landlord. In the event that Tenant requests any changes to Tenant’s Extension Term Plans, Landlord shall not unreasonably withhold, delay or condition its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment or appearance.
d.The Extension Term Allowance will be applied to the construction of the Extension Term Improvements, and up to thirty percent (30%) of the Extension Term Allowance may be used (i) for “soft” costs associated with the design of the Extension Term Improvements, including without limitation, any project manager retained by Tenant or, at Tenant’s written election, (ii) as a credit against Tenant’s Base Rent obligations payable under the Lease following the Extension Term Rent Commencement Date, and for no other purpose. All costs attributable to the Extension Term Improvements in excess of the Extension Term Allowance shall be paid for by Tenant. Tenant may requisition the Extension Term Allowance solely for soft costs reimbursement at any time following the Effective Date of this First Amendment and may requisition the Extension Term Allowance for the hard costs to perform the Extension Term Improvements from and after the Extension Term Commencement Date.
3.
a.Before beginning the Extension Term Improvements, Tenant shall pay for and deliver to Landlord satisfactory evidence of the insurance coverage(s) required to be maintained by Tenant under Article 8 of the Lease. Landlord and the Contractor shall be named as additional insureds in such liability policies or certificates of insurance and the same shall remain in effect during the period of the performance of the Extension Term Improvements.
b.All the Extension Term Improvements shall be in accordance with the Project Documents and applicable rules and regulations of any governmental department or bureau having jurisdiction thereover, and all the Extension Term Improvements shall be completed free of all liens and encumbrances. All permits which may be required by Tenant for the Extension Term Improvements shall be procured and paid for by Tenant and Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, to obtain any such permits. No plans and/or specifications required to be filed by Tenant pursuant to any work contemplated to be performed by it within the Premises shall be filed or submitted to any governmental authority having jurisdiction thereover without first having obtained Landlord’s approval of same, which approval shall not be unreasonably withheld, conditioned or delayed.
c.Upon completion of the Extension Term Improvements, Tenant will remove all debris and excess materials in connection with such Extension Term Improvements from the Building and the Premises.
d.Without limiting the applicability of Article 5.E. of the Lease, the labor employed by Tenant or the Contractor shall always be harmonious and compatible with the labor employed by Landlord or any contractors or sub-contractors of Landlord. Should such labor be incompatible with such Landlord’s labor as shall be determined by the sole judgment of Landlord, to be exercised in good faith, Landlord may require Tenant to withdraw from the Premises until the completion of the Building and/or Premises by Landlord.
e.In the event Tenant or the Contractor shall enter upon the Premises or any other part of the Building, as may be permitted by Landlord, Tenant shall indemnify and save Landlord free and harmless from and against any and all claims for personal injury or property damage arising from or out of any entry thereon or the performance of the Extension Term Improvements or for any other reason whatsoever arising out of said entry or such work.

f.Extension Term Improvements which Landlord reasonably determines are specialized to Tenant’s use and occupancy of the Premises, including, without limitation, wiring and cabling, shall, at the election of Landlord (which election shall be made in writing at the time of Landlord’s approval of Tenant’s Extension Term Plans hereunder), either (1) be removed by Tenant at its expense before the expiration or earlier termination of the term of the Lease or (2) remain upon the Premises and be surrendered therewith without disturbance, molestation or injury upon the expiration or earlier termination of the Lease. If Landlord requires the removal of all or part of the specialized Extension Term Improvements, Tenant, at its expense, shall repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove any specialized Extension Term Improvements upon Landlord’s request, then Landlord may (but shall not be obligated to) remove the same and the out-of-pocket cost of such removal and repair of any damage caused by the same incurred by Landlord shall be charged to Tenant and paid within thirty (30) days after written demand therefor.
4.Tenant shall be responsible for the maintenance, repair and replacement of all Extension Term Improvements unless the same is necessitated by the negligent acts of Landlord.
5.Tenant shall, as soon as reasonably practicable, notify Landlord of the name of the individual that Tenant authorizes as Tenant's representative to act on its behalf and represent its interests with respect to all matters which pertain to the construction of Extension Term Improvements, and to make decisions binding upon Tenant with respect to such matters. Landlord hereby authorizes Shawn Carroll to be Landlord’s representative in connection with construction of the Extension Term Improvements. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of the Landlord is authorized to do so, and any costs, expenses liabilities or obligations incurred or paid by Tenant in reliance on the discretion of any such other person shall be Tenant’s sole responsibility.
6.    In the event of a conflict between the terms and provisions of the Lease and the terms and provisions of this Exhibit A, the terms and provisions of this Exhibit A shall control.
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